Exhibit 4.4

FOURTH SUPPLEMENTAL INDENTURE
THIS FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”) is dated as of July 13, 2016 between VALIDUS REINSURANCE, LTD., a Bermuda exempted company (“Validus Re” or the “New Issuer”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION (as successor in interest to JPMORGAN CHASE BANK, NATIONAL ASSOCIATION), as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H:
WHEREAS, Flagstone Reinsurance Holdings Limited (“Flagstone Reinsurance”), a Bermuda exempted company, as issuer, and the Trustee entered into a Junior Subordinated Indenture, dated as of August 23, 2006 (the “2006 Indenture”), providing for the issuance of $120,000,000 aggregate principal amount of Flagstone Reinsurance’s unsecured Floating Rate Deferrable Interest Subordinated Notes due 2036 (the “Securities”);
WHEREAS, Flagstone Reinsurance, Flagstone Reinsurance Holdings, S.A. (“Flagstone Luxembourg”), a Luxembourg company, and the Trustee entered into the First Supplemental Indenture to the 2006 Indenture, dated as of May 17, 2010 (the “First Supplemental Indenture”), providing for Flagstone Luxembourg succeeding to the obligations of Flagstone Reinsurance;
WHEREAS, Flagstone Reinsurance Holdings (Bermuda) Limited (“Flagstone RHBL”), a Bermuda exempted company, Flagstone Luxembourg and the Trustee entered into the Second Supplemental Indenture to the 2006 Indenture, dated as of November 30, 2012 (the “Second Supplemental Indenture”), providing for Flagstone RHBL succeeding to the obligations of Flagstone Luxembourg in connection with the merger of Flagstone Luxembourg with and into Flagstone RHBL, with Flagstone RHBL as the survivor;
WHEREAS, Validus UPS, Ltd., a Bermuda exempted company (“Validus UPS”), Validus Holdings, Ltd. (“Validus Holdings”), a Bermuda exempted company, as guarantor, and the Trustee entered into the Third Supplemental Indenture to the 2006 Indenture, dated as of November 30, 2012 (the “Third Supplemental Indenture” and, together with the 2006 Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), providing for (i) Validus UPS succeeding to the obligations of Flagstone RHBL in connection with the merger of Flagstone RHBL with and into Validus UPS, with Validus UPS as the survivor, and (ii) Validus Holdings providing a full and unconditional guarantee under the Securities;
WHEREAS, on the date hereof, Validus UPS will transfer all of its share holdings in Validus Reinsurance (Switzerland) Ltd. (“Validus Switzerland”) and Flagstone Finance S.A. (“Flagstone Finance”) (comprising the entire share capital of Validus Switzerland and Flagstone Finance) to Validus Re (the “Transfer”) by way of a transfer of the stock of Validus Switzerland and Flagstone Finance (together, the “Stock”) to Validus Re in connection with the assumption by Validus Re of certain third party debt including the Securities and an intercompany payable to Flagstone Finance by Validus UPS (the “Intercompany Payable” and, together with the assigned third party debt and the Securities, the “Liabilities”), which Transfer and assumption shall be treated and documented as a distribution in specie of the Stock net of the amount of the Liabilities.
WHEREAS, the Transfer will constitute a transfer of all or substantially all of the properties and assets of Validus UPS and a transfer of the properties and assets of Validus UPS substantially as an entirety;
WHEREAS, Section 8.1(a) of the Indenture provides, in part, that Validus UPS, as the Company (as defined in the Indenture), shall not transfer its properties and assets substantially as an entirety to any Person unless (1) the Person that acquires the properties and assets of the Company substantially as an entirety shall be an entity organized and existing under the laws of the United States of America or any State or Territory thereof, the District of Columbia, Bermuda, the Cayman Islands or any other country which is a member state of the Organization for Economic Cooperation and Development; (2) the Person expressly assumes, by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of and any premium and interest (including any Additional Interest) on all the Securities and the performance of every covenant of the Indenture on the part of Validus UPS, as the Company, to be performed or observed; (3) immediately after giving effect to such transaction, no Event of Default, and no event that, after notice or lapse of time, or both, would constitute an Event of Default, shall have happened and be continuing; and (4) an Officers’ Certificate and an Opinion of Counsel have been delivered to the Trustee, each stating that such transfer and, if a supplemental indenture is required in connection with such transaction, any such supplemental indenture comply with this Article VIII of the Indenture and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with;
WHEREAS, Validus Re is a Bermuda exempted company;
WHEREAS, Section 9.1 of the Indenture provides, in part, that the Company, when authorized by a Board Resolution, and the Trustee may enter into one or more supplemental indentures, in form reasonably satisfactory to the Trustee, without the consent of any Holder, to evidence the succession of another Person to Validus UPS, as the Company and the assumption by such successor of the covenants of Validus UPS, as the Company in the Indenture and in the Securities; and
WHEREAS, pursuant to Section 1.2, Section 8.1(c) and Section 9.3 of the Indenture, an Opinion of Counsel and an Officers’ Certificate, in each case dated the date hereof, have been delivered to the Trustee, stating (a) that this Fourth Supplemental Indenture complies with Article VIII of the Indenture, (b) that all conditions precedent provided for in the Indenture relating to the Transfer and the execution and delivery of this Fourth Supplemental Indenture have been complied with and (c) that the execution of this Fourth Supplemental Indenture is authorized or permitted by the Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree as follows:

Section 1.1    Definitions. Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.
Section 1.2    Assumption of Obligations. The New Issuer hereby expressly assumes, from and after the date hereof, the due and punctual payment of the principal of, and any premium and interest (including any Additional Interest) on all the Securities and the performance of every covenant of the Indenture on the part of Validus UPS to be performed or observed.
Section 1.3    Succession and Substitution. The New Issuer, from and after the date hereof, by virtue of the aforesaid assumption and the delivery of this Fourth Supplemental Indenture, shall succeed to, and be substituted for, and may exercise every right and power of, Validus UPS under the Indenture, and Validus UPS shall be discharged from all obligations and covenants under the Indenture and the Securities.
Section 1.4    Representations and Warranties. The New Issuer hereby represents and warrants that (i) it has all necessary power and authority to execute and deliver this Fourth Supplemental Indenture and to perform the covenants and obligations of Validus UPS under the Indenture and the Securities, (ii) it is a Bermuda exempted company organized and existing under the laws of Bermuda and (iii) both immediately before and after giving effect to this Fourth Supplemental Indenture, no Event of Default, and no event that, after notice or lapse of time or both, would constitute an Event of Default, shall have happened and be continuing.
Section 1.5    Submission to Jurisdiction. The New Issuer agrees that any judicial proceedings instituted in relation to any matter arising under the Indenture, this Fourth Supplemental Indenture or the Securities may be brought in any United States Federal or New York State court sitting in the Borough of Manhattan, The City of New York, New York to the extent that such court has subject matter jurisdiction over the controversy, and, by execution and delivery of this Fourth Supplemental Indenture, the New Issuer hereby irrevocably accepts, generally and unconditionally, the jurisdiction of the aforesaid courts, acknowledges their competence and irrevocably agrees to be bound by any judgment rendered in such proceeding.
Section 1.6    Service of Process. The New Issuer appoints CT Corporation Systems as its agent in The City of New York for service of process in any action, suit or proceeding against it arising out of or in connection with this Indenture or the Securities.
Section 1.7    Effectiveness and Operativeness. This Fourth Supplemental Indenture shall be deemed to have become effective, and the provisions provided for in this Fourth Supplemental Indenture shall be deemed to have become operative, immediately upon consummation of the Transfer, provided, that:
(a)    the Trustee shall have executed a counterpart of this Fourth Supplemental Indenture and shall have received one or more counterparts of this Fourth Supplemental Indenture executed by the New Issuer;
(b)    the Trustee shall have received the Officers’ Certificate and Opinion of Counsel described in the recitals of this Fourth Supplemental Indenture; and

(c)    the Trustee shall have received a copy of a Board Resolution of the New Issuer authorizing the execution and delivery by the New Issuer of this Fourth Supplemental Indenture.
Section 1.8    Ratification and Incorporation of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.
Section 1.9    Governing Law. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Section 1.10    Trustee Makes No Representations. The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture. The recitals contained herein shall be taken as the statements of the New Issuer and the Trustee assumes no responsibility for their correctness.
Section 1.11    Counterparts. The parties hereto may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
Section 1.12    Effect of Headings. The section headings herein are for convenience only and shall not affect the construction thereof.
Section 1.13    Addresses for Notices. All notices or other communications to be addressed to the Company as contemplated by Section 1.5 of the Indenture shall be addressed as follows:
(a)    if to the New Issuer:
Validus Reinsurance, Ltd.
29 Richmond Road
Pembroke HM 08, Bermuda
Attention: Treasurer
with a copy to:
Validus Reinsurance, Ltd.
29 Richmond Road
Pembroke HM 08, Bermuda
Attention: General Counsel
(b)    if to the Guarantor:
Validus Holdings, Ltd.
29 Richmond Road

Pembroke HM 08, Bermuda
Attention: Treasurer
with a copy to:
Validus Holdings, Ltd.
29 Richmond Road
Pembroke HM 08, Bermuda
Attention: General Counsel

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
VALIDUS REINSURANCE, LTD., as the New Issuer
By:         /s/ Jeffrey D. Sangster
    Name:    Jeffrey D. Sangster
    Title:    Director

[Signature Page to Fourth Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By:         /s/ R. Tarnas
    Name:    R. Tarnas
    Title:    Vice President

[Signature Page to Fourth Supplemental Indenture]

Acknowledged and Agreed to by:

VALIDUS UPS, LTD.
By:         /s/ Jeffrey D. Sangster
    Name:    Jeffrey D. Sangster
    Title:    EVP& CFO

VALIDUS HOLDINGS, LTD.
By:         /s/ Robert F. Kuzloski
    Name:    Robert F. Kuzloski
    Title:    EVP, General Counsel

[Signature Page to Fourth Supplemental Indenture]